HomeTrust Bancshares, Inc. and TriSummit Bancorp, Inc. Complete Merger
ASHEVILLE, NC - January 3, 2017 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (“HomeTrust”), the holding company for HomeTrust Bank, announced today the completion of its acquisition of TriSummit Bancorp, Inc. (“TriSummit”) of Kingsport, Tennessee effective January 1, 2017. In connection with the acquisition, TriSummit Bank, the bank subsidiary of TriSummit, was merged into HomeTrust Bank. This in-market merger increases HomeTrust's total assets to approximately $3.1 billion. HomeTrust will continue to operate TriSummit's offices under the TriSummit Bank name until a system conversion is completed in March 2017.
"We are pleased to expand our existing presence in the Tri-Cities Tennessee market," said Dana Stonestreet, Chairman, President, and CEO of HomeTrust. “This highly accretive acquisition remains consistent with our long-term business strategy to grow both organically and through in-market acquisitions. With this transaction, we can leverage our existing infrastructure while reducing TriSummit’s current expenses to achieve an anticipated 8% and 30% accretion in earnings per share in fiscal 2017 and 2018, respectively.”
HomeTrust will issue an aggregate of approximately 767,000 shares of common stock and pay approximately $16.1 million in cash in the transaction. Under the terms of the merger agreement, each TriSummit shareholder will receive merger consideration consisting of $4.40 in cash plus .2099 shares of HomeTrust common stock for each share of TriSummit common or Series A preferred stock owned as of the effective date. This represents approximately $35.9 million of aggregate transaction consideration. In addition, TriSummit’s $7.1 million TARP preferred stock (all held by private shareholders) was redeemed in connection with the closing of the merger. TriSummit had consolidated assets of $350.9 million, deposits of $284.9 million, and shareholders' equity of $34.0 million at September 30, 2016.
R. Lynn Shipley Jr., former President and Chief Executive Officer of TriSummit and now President of HomeTrust Bank Tennessee, stated, “We are very excited to become part of HomeTrust Bank and look forward to providing the new and existing customers of TriSummit Bank with expanded products including additional treasury management services and enhanced residential mortgage lending.”
HomeTrust was advised in the transaction by Keefe, Bruyette and Woods as financial advisor and Silver, Freedman, Taff & Tiernan LLP as legal counsel. TriSummit was advised by Banks Street Partners, LLC as financial advisor and Butler Snow LLP as legal counsel.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank (the “Bank”). As of September 30, 2016, HomeTrust had assets of $2.8 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 39 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). In 2016, the Bank celebrated its 90th Anniversary and nine decades of commitment to its customers, employees and surrounding communities. The Bank is the 6th largest community bank headquartered in North Carolina.

Cautionary Statement Regarding Forward Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause actual results to differ materially from expected results include: expected cost savings, synergies and other financial benefits from the acquisition by HomeTrust of TriSummit and/or the combined company might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) which are available on our website at www.hometrustbanking.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this press release or our SEC filings are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.
WEBSITE:          WWW.HOMETRUSTBANCSHARES.COM

Contact:

HomeTrust Bancshares, Inc.
Dana L. Stonestreet - Chairman, President and CEO
Tony J. VunCannon - Executive Vice President, CFO, and Treasurer
828-259-3939